Exhibit 5.1

Nixon Peabody LLP
Clinton Square Suite 1300
Rochester, New York 14604
(585) 263-1000
Fax:  (585) 263-1600

June 17, 2014

Home Properties, Inc.
850 Clinton Square
Rochester, New York 14604

Ladies and Gentlemen:

We have acted as counsel to Home Properties, Inc. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed today by the Company with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 4,000,000 additional shares of common stock, par value $0.01 per share (the “Common Stock”), and 118,384 shares of Common Stock previously registered on Form S-8 (No. 333-173947) filed with the Commission on May 5, 2011, in each case which may be issued from time to time under the Home Properties, Inc. 2011 Stock Benefit Plan, as amended (the “Plan”).

We have examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Articles of Amendment and Restatement of the Articles of Incorporation of the Company, as amended to the date hereof (the “Articles of Incorporation”), (ii) the Third Amended and Restated By-Laws of the Company, as amended to the date hereof (the “By-Laws”), (iii) certified copies of certain resolutions adopted by the Board of Directors of the Company, and (iv) the Second Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”) of Home Properties, L.P. (the “Operating Partnership”).  As to factual matters material to the opinions set forth below we have relied, without investigation, upon the representations and statements of the Company in the Registration Statement and in such certificates of government officials and officers of the Company as we have deemed necessary for the purposed of the opinions expressed herein.

The opinions stated herein are limited to the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Maryland.

Based upon and subject to the conditions and limitations set forth herein, we are of the opinion that:

When the Registration Statement has become effective under the Act and the shares of Common Stock have been issued in accordance with the Plan, such shares of Common Stock issued will be duly authorized, validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Very truly yours,

/s/ Nixon Peabody LLP